Exhibit 10.1

Published CUSIP Number:
INTERIM CREDIT AGREEMENT
Dated as of January 26, 2007
among
McKESSON CORPORATION,
the Borrower,
BANK OF AMERICA, N.A.,
as Administrative Agent,
WACHOVIA BANK, NATIONAL ASSOCIATION,
as Syndication Agent,
and
The Other Lenders Party Hereto
BANC OF AMERICA SECURITIES LLC
and
WACHOVIA CAPITAL MARKETS, LLC
as
Joint Lead Arrangers and Joint Book Managers

i

SCHEDULES

2.01	Commitments, Pro Rata Shares and Affiliate Banks
5.11	Subsidiaries and Indebtedness Secured by Liens
10.02	Administrative Agent’s Office, Certain Addresses for Notices
EXHIBITS

Form of

A	Loan Notice
B	Note
C	Opinion Matters
D	Compliance Certificate
E	Assignment and Assumption

INTERIM CREDIT AGREEMENT
     This INTERIM CREDIT AGREEMENT (“Agreement”) is entered into as of January 26, 2007, among McKESSON CORPORATION, a Delaware corporation (the “Borrower”), each lender from time to time party hereto (collectively the “Lenders” and each individually a “Lender”) and BANK OF AMERICA, N.A., as Administrative Agent.
     On the Closing Date (this, and other capitalized terms used in these recitals without definition being used as defined in Section 1.01), pursuant to the terms and conditions set forth in the Merger Agreement, Packet Merger Sub Inc., a wholly-owned Subsidiary of the Borrower (“Merger Sub”), will be merged with and into Per-Se Technologies, Inc. (“Per-Se”). As a result of the Merger, the separate corporate existence of Merger Sub will cease and Per-Se will continue as the surviving corporation of the Merger;
     The Borrower has requested that the Lenders provide a term loan credit facility, and the Lenders are willing to do so on the terms and conditions set forth herein, the proceeds of which will be provided by the Borrower to Merger Sub, to partially finance the acquisition of all of the outstanding shares of Per-Se capital stock;
     In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS
     1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
     “Acquisition” means the transactions contemplated by the Merger Agreement.
     “Acquisition Financing Requirements” means the aggregate of all amounts necessary (a) to pay the Merger Consideration, (b) to refinance certain Indebtedness of Per-Se outstanding immediately prior to the Closing Date and (c) to pay Transaction Costs.
     “Administrative Agent” means Bank of America, N.A. in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
     “Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
     “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Agent Parties” has the meaning specified in Section 10.02(c).
     “Aggregate Commitments” means the aggregate Commitments of all the Lenders.
     “Agreement” means this Interim Credit Agreement.
     “Applicable Rate” means, from time to time, the rate, expressed in basis points per annum, corresponding to the applicable Debt Rating as set forth below:

	Debt Ratings
	S&P/
Pricing Level	Moody’s/Fitch	Eurodollar Rate +	Base Rate +
1	Higher than A/A2/A	20	0
2	A/A2/A	25	0
3	A-/A3/A-	32	0
4	BBB+/Baa1/BBB+	40	0
5	BBB/Baa2/BBB	50	0
6	BBB-/Baa3/BBB- or less	75	0
     “Debt Rating” means, as of any date of determination, the available ratings as determined by S&P, Moody’s and/or Fitch (collectively, the “Debt Ratings”) of the Borrower’s non-credit-enhanced, senior unsecured long-term debt; provided that, (a) if the Borrower shall maintain a rating of its senior unsecured debt from only two of Moody’s, S&P and Fitch, then the higher of such Debt Ratings shall apply, unless there is a split in Debt Ratings of more than one notch, in which case the Applicable Rate for Eurodollar Rate Loans shall be determined by reference to a Debt Rating that is one notch lower than the higher of the Borrower’s two Debt Ratings, (b) if the Borrower shall maintain a Debt Rating of its senior unsecured debt from all three of Moody’s, S&P and Fitch and there is a difference in such Debt Ratings, (i) if there is only a one notch difference between the highest and lowest of such Debt Ratings, the Applicable Rate for Eurodollar Rate Loans shall be determined by reference to the higher Debt Rating, and (ii) if there is more than a one notch difference between any of the Debt Ratings, and if two Debt Ratings are equivalent and the third Debt Rating is lower, the Applicable Rate for Eurodollar Rate Loans shall be determined by reference to the higher Debt Rating; otherwise the Applicable Rate for Eurodollar Rate Loans shall be determined by reference to a Debt Rating that is one notch below the highest of the Borrower’s three Debt Ratings and (c) if the Borrower shall fail to maintain any Debt Rating of its senior unsecured debt from any of Moody’s, S&P and Fitch, then the Applicable Rate for Eurodollar Rate Loans shall be 75 basis points and for Base Rate Loans shall be 0 basis points.
     Initially, the Applicable Rate shall be determined based upon the Debt Rating specified in the certificate delivered pursuant to Section 4.01(a)(vii). Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective, in the case of an upgrade, during the period commencing on the date of delivery by the Borrower to the Administrative Agent of notice thereof pursuant to Section 6.03(e) and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.
     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Arrangers” means Banc of America Securities LLC and Wachovia Capital Markets, LLC, in their respective capacities as joint lead arrangers and joint book managers.
     “Asset Sale” means the sale by the Borrower or any of its Subsidiaries to any Person other than the Borrower or any of its wholly-owned Subsidiaries of (a) any of the stock of any of the Borrower’s Subsidiaries, (b) substantially all of the assets of any division or line of business of the Borrower or any of its Subsidiaries, or (c) any other assets (whether tangible or intangible) of the Borrower or any of its Subsidiaries (other than (i) inventory sold in the ordinary course of business, (ii) cash equivalents, (iii) sales, assignments, transfers or dispositions of accounts in the ordinary course of business and (iv) any such other assets to the extent that the aggregate value of such assets sold in any single transaction or related series of transactions is equal to $50,000,000 or less).
     “Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E.
     “Attorney Costs” means and includes all fees, expenses and disbursements of any law firm or other external counsel and, without duplication, the allocated cost of internal legal services and all expenses and disbursements of internal counsel; provided that no fees, expenses or disbursements shall qualify as Attorney Costs unless written evidence substantiating such fees, expenses and disbursements is available to the Borrower upon request.
     “Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.
     “Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended March 31, 2006, and the related consolidated statements of operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.
     “Bank of America” means Bank of America, N.A. and its successors.

     “Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
     “Base Rate Loan” means a Loan that bears interest based on the Base Rate.
     “Borrower” has the meaning specified in the introductory paragraph hereto.
     “Borrower Materials” has the meaning specified in Section 6.02(c).
     “Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, Charlotte, North Carolina or San Francisco, California and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
     “Certificate of Merger” means the Certificate of Merger dated as of January 26, 2007 by and between Merger Sub and Per-Se, in the form delivered to Administrative Agent and Lenders prior to their execution of this Agreement.
     “Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 4.01.
     “Code” means the Internal Revenue Code of 1986.
     “Commitment” means, as to each Lender, its obligation to make Loans to the Borrower pursuant to Article II, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
     “Compliance Certificate” means a certificate substantially in the form of Exhibit D.
     “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
     “Control” has the meaning specified in the definition of “Affiliate.”

     “Debt Issuance” means the issuance after the Closing Date of any Indebtedness for borrowed money by the Borrower or any of its Subsidiaries, other than (a) extensions of credit under that certain Credit Agreement dated as of September 24, 2004 among the Borrower, McKesson Canada Corporation, the lenders party thereto, Bank of America, as administrative agent, Bank of America acting through its Canadian Branch, as Canadian administrative agent and Wachovia Bank, National Association, as L/C Issuer, or any refinancing or replacement thereof, (b) Indebtedness incurred to the extent the proceeds are promptly applied solely for the acquisition of an asset or property, (c) Indebtedness of a Person acquired by the Borrower or any of its Subsidiaries after the Closing Date as long as such Indebtedness existed prior to such acquisition and was not created in anticipation thereof, (d) Indebtedness incurred by the Borrower or any of its Subsidiaries arising from Excluded Receivables Financings, (e) Indebtedness owed to the Borrower or any of its Subsidiaries or (f) Indebtedness incurred by the Borrower or any of its Subsidiaries under commercial paper issued by the Borrower or any of its Subsidiaries, to the extent that such commercial paper matures no later than 90 days after the date of such issuance.
     “Debt Rating” has the meaning specified in the definition of “Applicable Rate.”
     “Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
     “Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 1% per annum; provided, however, that, with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 1% per annum, in each case to the fullest extent permitted by applicable Laws.
     “Disclosed Matters” means (a) those matters described in the Borrower’s press release dated April 28, 1999 (the “Press Release”), (b) litigation which (i) is related to the matters disclosed in the Press Release and (ii) has been disclosed to the Administrative Agent and the Lenders prior to the Closing Date, (c) other matters related to the matters disclosed in the Press Release which have been publicly disclosed by the Company in its filings with the SEC prior to the Closing Date and (d) other litigation to the extent disclosed in the Borrower’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006 or the Borrower’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, each as filed with the SEC.
     “Dollar” and “$” mean lawful money of the United States.
     “Eligible Assignee” has the meaning specified in Section 10.06(g).
     “Environmental Laws” means any and all federal, state, provincial, municipal, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits,

concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “Equity Issuance” means any issuance after the Closing Date by the Borrower or any of its Subsidiaries to any Person (other than the Borrower or any of its Subsidiaries) of shares of its capital stock or other equity interests other than equity issued to employees pursuant to benefit plans (including stock option plans) in the ordinary course.
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
     “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.
     “Eurodollar Base Rate” has the meaning specified in the definition of Eurodollar Rate.
     “Eurodollar Rate” means for any Interest Period with respect to any Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate 1.00 — Eurodollar Reserve Percentage
     Where,
     “Eurodollar Base Rate” means, for such Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.
“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.
     “Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.
     “Event of Default” has the meaning specified in Section 8.01.
     “Excluded Receivables Financing” means (a) sales, transfers or conveyances of Receivables under that certain Amended and Restated Receivables Purchase Agreement dated as of June 11, 2004 among the Borrower, certain of its Subsidiaries and certain financial institutions, as such agreement may be amended from time to time, and (b) any arrangement of the Borrower or any of its Subsidiaries providing for sales, transfers or conveyances of, or granting of security interests in, Receivables that do not provide, directly or indirectly, for recourse against the seller of such Receivables (or against any of such seller’s Affiliates) by way of a guarantee or any other support arrangement, with respect to the amount of such Receivables (based on the financial condition or circumstances of the obligor thereunder), other than such limited recourse as is reasonable given market standards for receivables purchase transactions that are treated as sales under GAAP, taking into account such factors as historical bad debt loss experience and obligor concentration levels.

     “Exposure” means, with respect to any Lender, the Total Outstandings for such Lender.
     “Extraordinary Receipts” means the Net Cash Proceeds received by the Borrower or any of its Subsidiaries as a result of the following: (a) pension plan reversions, (b) proceeds of insurance (including key man life insurance, but excluding proceeds that the Borrower or its Subsidiaries are required to use to make payments to third parties), (c) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action (other than those that arise in the ordinary course of business in connection with the collection of accounts), (d) indemnity payments, and (e) any purchase price adjustment received in connection with any purchase agreement.
     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the weighted average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
     “Fee Letter” means the letter agreement, dated January 18, 2007, among the Borrower, the Administrative Agent and the Arrangers.
     “Fitch” means Fitch, Inc., a majority-owned subsidiary of Fimalac, S.A., and any successor thereto.
     “Foreign Lender” has the meaning specified in Section 10.14(a)(i).
     “FRB” means the Board of Governors of the Federal Reserve System of the United States.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business.
     “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
     “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

     “Granting Lender” has the meaning specified in Section 10.06(h).
     “Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law
     “Indebtedness” means, as to any Person at a particular time, without duplication, all of the following:
          (a) all obligations of such Person for borrowed money;
          (b) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);
          (c) all non-contingent reimbursement or payment obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments;
          (d) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
          (e) capital leases and Synthetic Lease Obligations;
          (f) net obligations of such Person under any Swap Contract;

          (g) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); and
          (h) all indebtedness referred to in clauses (a) through (g) above (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person, whether or not such indebtedness shall have been assumed by such Person or is limited in recourse.
     For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.
     “Indemnified Liabilities” has the meaning set forth in Section 10.04.
     “Indemnitees” has the meaning set forth in Section 10.04.
     “Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; undertaken under any Debtor Relief Law.
     “Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, (i) the fifth Business Day following the end of each calendar quarter and (ii) the Maturity Date.
     “Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Loan Notice; provided that:
     (a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
     (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
     (c) no Interest Period shall extend beyond the Maturity Date.
     “IRS” means the United States Internal Revenue Service.
     “Laws” means, collectively, all international, foreign, federal, state, provincial, municipal and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
     “Lender” means each Lender acting in the capacity of a lender listed on Schedule 2.01 as a Lender, and their successors and assigns.
     “Lending Office” means, as to any Lender, the office or offices of such Lender described as its “Lending Office” or “Eurodollar Lending Office,” as the case may be, in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
     “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing, but not including the interest of a lessor under an operating lease or the sale of accounts receivable).
     “Loans” means the extensions of credit made by the Lenders to the Borrower pursuant to Section 2.01.
     “Loan Documents” means this Agreement, any Notes, the Fee Letter and all other documents delivered to the Administrative Agent or any Lender in connection herewith.
     “Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.
     “Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the FRB.
     “Master Agreement” has the meaning set forth in the definition of “Swap Contract.”
     “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole or any Material Subsidiary; (b) a material impairment of the ability of the Borrower to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of any Loan Document to which it is a party.
     “Material Subsidiary” means, at any time, any Subsidiary having at such time 10% or more of the Borrower’s consolidated total (gross) revenues for the preceding four fiscal quarter period, as of the last day of the preceding fiscal quarter based upon the Borrower’s most recent annual or quarterly financial statements delivered to the Administrative Agent under Section 6.01.
     “Maturity Date” means the date that is 364 days after the Closing Date.
     “Merger” means the merger of Merger Sub with and into Per-Se in accordance with the terms of the Merger Agreement and the Certificate of Merger, with Per-Se being the surviving corporation.
     “Merger Agreement” means that certain Agreement and Plan of Merger by and among Per-Se, Borrower and Merger Sub dated as of November 5, 2006 in the form delivered to Administrative Agent and Lenders prior to their execution of this Agreement.
     “Merger Consideration” has the meaning set forth in the Merger Agreement.
     “Merger Date” means the date on which the Merger is consummated.
     “Merger Sub” means Packet Merger Sub inc., a Delaware corporation existing prior to the Merger.
     “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
     “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
     “Net Cash Proceeds” means:
     (a) with respect to the sale of any asset by the Borrower or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such sale (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by such asset and that is required to be repaid in connection with the sale thereof (other than Indebtedness under the Loan Documents), (B) the out-of-pocket expenses incurred by the Borrower or any of its Subsidiaries in connection with such sale and (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant asset sale as a result of any gain recognized in connection therewith; and

     (b) with respect to any Debt Issuance or Equity Issuance, the excess of (i) the sum of the cash and cash equivalents received in connection with such Debt Issuance or Equity Issuance over (ii) the underwriting discounts and commissions, and/or other reasonable and customary fees and out-of-pocket expenses, incurred by the Borrower in connection with such Debt Issuance or Equity Issuance.
     “Net Worth” means the sum of the capital stock and additional paid in capital plus retained earnings (or minus accumulated deficits) of the Borrower and its Subsidiaries determined on a consolidated basis in conformity with GAAP on such date.
     “Note” means a promissory note executed by the Borrower in favor of a Lender pursuant to Section 2.08, substantially in the form of Exhibit B.
     “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
     “Organization Documents” means, with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction).
     “Other Taxes” has the meaning specified in Section 3.01(b).
     “Outstanding Amount” means, with respect to Loans and on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.
     “Participant” has the meaning specified in Section 10.06(d).
     “PBGC” means the Pension Benefit Guaranty Corporation.
     “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
     “Per-Se” has the meaning specified in the second introductory paragraph hereto.
     “Per-Se Stock” means the capital stock of Per-Se outstanding, at any date of determination, prior to the Merger.

     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
     “Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Exposure of such Lender at such time and the denominator of which is the amount of the aggregate Exposure of all Lenders at such time. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
     “Proceedings” has the meaning set forth in Section 6.03(c).
     “Receivables” means all obligations of any obligor (whether now existing or hereafter arising) under a contract for sale or lease of goods or services by the Borrower or any of its Subsidiaries, which includes any obligation of such obligor (whether now existing or hereafter arising) to pay interest, finance charges or amounts with respect thereto.
     “Register” has the meaning set forth in Section 10.06(c).
     “Related Agreements” means, collectively, the Merger Agreement and the Certificate of Merger.
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
     “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
     “Required Lenders” means, as of any date of determination, Lenders having more than 50% of the aggregate Exposure of all Lenders.
     “Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination, decree or order of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject, including but not limited to any Environmental Law.
     “Responsible Officer” means the chief executive officer, president, chief financial officer, corporate vice president or the treasurer of the Borrower. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.
     “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
     “SPC” has the meaning specified in Section 10.06(h).
     “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company, unlimited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.
     “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement relating to any of the foregoing (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
     “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
     “Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

     “Taxes” has the meaning specified in Section 3.01(a).
     “Total Capitalization” means, on any date, the sum of (a) Total Debt and (b) the Net Worth on such date.
     “Total Debt” means, on any date, all Indebtedness of the Borrower and its Subsidiaries determined on a consolidated basis on such date.
     “Total Outstandings” means (a) as to all Lenders at any date of determination, the sum of the Outstanding Amount of all Loans and (b) as to any Lender at any date of determination, the sum of the Outstanding Amount of all Loans of such Lender or its Affiliate.
     “Transaction Costs” means the fees, costs and expenses payable by the Borrower in connection with the transactions contemplated by the Loan Documents and the Related Agreements.
     “Type” means a Loan’s character as a Base Rate Loan or a Eurodollar Rate Loan.
     “Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
     “United States” and “U.S.” mean the United States of America.
     “Wholly-Owned Subsidiary” means any Subsidiary in which (other than directors’ qualifying shares required by law) 100% of the capital stock of each class or other interests having ordinary voting power, and 100% of the capital stock of every other class or other interests, in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by the Borrower, or by one or more of the other Wholly-Owned Subsidiaries, or both.
     1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
     (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
     (b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.
     (ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.
     (iii) The term “including” is by way of example and not limitation.

     (iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
     (c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
     (d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
     1.03 Accounting Terms. (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.
     (b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
     1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
     1.05 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.
     1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).

ARTICLE II.
THE COMMITMENTS AND CREDIT EXTENSIONS
     2.01 Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Loans to the Borrower on the Closing Date in Dollars in an aggregate principal amount not to exceed its Commitment. The aggregate amount of the Commitments is $1,800,000,000. The Borrower may make only one borrowing under the Commitments and all outstanding Commitments shall be terminated upon the funding of the initial Borrowing. Amounts borrowed under this Section 2.01 and subsequently repaid or prepaid may not be reborrowed. Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.
     2.02 Borrowings, Conversions and Continuations of Loans.
     (a) The initial Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 9:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. The initial Borrowing and any subsequent conversion or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Section 2.03(c) and 2.04(g), each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.
     (b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). In the case of the initial Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 11:00 a.m. (Eastern time) on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.01, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.
     (c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.
     (d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
     (e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than five Interest Periods in effect at any time.
     2.03 Prepayments.
     (a) Voluntary Prepayments. The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 9:00 a.m. (Eastern time) (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans and (ii) any prepayment of Eurodollar Rate Loans or Base Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any voluntary prepayment of the Loans pursuant to this Section 2.03(a) shall be applied in accordance with the Lenders’ respective Pro Rata Shares.
     (b) Mandatory Prepayments. Borrower shall prepay the Loans in the amounts and under the circumstances set forth below, all such prepayments and/or reductions to be applied as set forth below:
     (i) no later than the fifth Business Day following the date of receipt by the Borrower or any of its Subsidiaries of any Net Cash Proceeds with respect to any Asset

Sale which in the aggregate together with all other Asset Sales consummated since the Closing Date will result in the realization by the Borrower or such Subsidiary of Net Cash Proceeds (determined as of the date of such sale, whether or not such Net Cash Proceeds are then received by the Borrower or such Subsidiary) in excess of $50,000,000, the Borrower shall prepay the Loans in an aggregate amount equal to such Net Cash Proceeds;
     (ii) no later than the fifth Business Day following the date of receipt by the Borrower or any of its Subsidiaries of any Extraordinary Receipts the Borrower shall prepay the Loans in an aggregate amount equal to such Extraordinary Receipts; provided that no such prepayment shall be required with respect to the first $50,000,000 of aggregate Extraordinary Receipts received by the Borrower and its Subsidiaries after the Closing Date; and
     (iii) no later than the fifth Business Day following the date of receipt of the Net Cash Proceeds from a Debt Issuance or an Equity Issuance after the Closing Date the Borrower shall prepay the Loans in an aggregate amount equal to such Net Cash Proceeds; provided that no such prepayment shall be required with respect to the first $50,000,000 of aggregate Net Cash Proceeds from Equity Issuances and Debt Issuances received by the Borrower and its Subsidiaries after the Closing Date.
Any mandatory prepayment of the Loans pursuant to this Section 2.03(b) shall be applied in accordance with the Lenders’ respective Pro Rata Shares.
     (c) Any prepayment of a Loan (whether voluntary or mandatory) shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05.
     2.04 Repayment of Loans.
     The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of its Loans outstanding on such date.
     2.05 Interest.
     (a) Subject to the provisions of Section 2.05(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.
     (b) If any amount payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Furthermore, upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
     (c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
     2.06 Fees.
     (a) The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and, except to the extent expressly otherwise agreed, shall not be refundable for any reason whatsoever.
     (b) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and, except to the extent expressly otherwise agreed, shall not be refundable for any reason whatsoever.
     2.07 Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.09(a), bear interest for one day.

     2.08 Evidence of Debt. The Borrowings provided by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Borrowings provided by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
     2.09 Payments Generally.
     (a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the Lenders, at the Administrative Agent’s Office in Dollars not later than 12:00 noon on the date specified herein in immediately available funds. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after the applicable time specified in this Section 2.09(a) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(b) (i) Unless the Administrative Agent shall have received notice from a Lender prior to the Closing Date that such Lender will not make available to the Administrative Agent such Lender’s share of the initial Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of (1) the Federal Funds Rate and (2) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to the applicable Borrowing. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(ii) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of (A) the Federal Funds Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
     A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
     (c) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
     (d) The obligations of the Lenders hereunder to make Loans are several and not joint. The failure of any Lender to make any Loan on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan.
     (e) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
     2.10 Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.08) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.10 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.10 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.
ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY
     3.01 Taxes.
     (a) Any and all payments by the Borrower to or for the account of the Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Administrative Agent and each Lender, taxes imposed on or measured by its net income, taxable income, taxable capital or similar measure and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent or such Lender, as the case may be, is organized or maintains a lending office or carries on business through a permanent establishment (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01), each of the Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, the Borrower shall furnish to the Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof.

     (b) In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).
     (c) If the Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, that Borrower shall also pay to the Administrative Agent or to such Lender, as the case may be, at the time interest is paid, such additional amount that the Administrative Agent or such Lender specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) that the Administrative Agent or such Lender would have received if such Taxes or Other Taxes had not been imposed.
     (d) The Borrower agrees to indemnify the Administrative Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.01) paid by the Administrative Agent and such Lender, (ii) amounts payable under Section 3.01(c) and (iii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this Section 3.01(d) shall be made within 30 days after the date the Lender or the Administrative Agent makes a demand therefor.
     (e) If any Lender or Agent, as applicable, receives a refund (whether by way of a direct payment or by offset) of any Taxes or Other Taxes paid by the Borrower under this Section 3.01 which, in the reasonable good faith judgment of such Lender or Agent, as the case may be, is allocable to such payment, the amount of such refund (net of all reasonable out-of-pocket expenses of such Lender or Agent) shall be paid to the Borrower if (i) payment of the Taxes or Other Taxes being refunded has been made in full as and when required pursuant to this Section 3.01 and (ii) the Borrower agrees in writing to repay the amount of such refund, together with interest thereon, to the applicable Lender or Agent in the event such Lender or Agent is required to repay such refund to the Governmental Authority that imposed the Tax or Other Tax being refunded.
     3.02 Illegality.
     (a) If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent ), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans either on the last day of the

Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.
     (b) Upon any Lender’s giving notice and suspending its obligations relating to Eurodollar Rate Loans in accordance with Section 3.02(a), the Borrower may replace such Lender in accordance with Section 10.15.
     3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or that the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.
     3.04 Increased Cost and Reduced Return; Capital Adequacy.
     (a) If any Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law, or such Lender’s compliance therewith, in either case after the Closing Date, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans, or a reduction in the amount received or receivable by such Lender in connection therewith (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has its Lending Office, and (iii) reserve requirements utilized in the determination of the Eurodollar Rate), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction; provided that no Lender shall be entitled to receive additional amounts with respect to any period prior to six months prior to making such demand.
     (b) If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, in either case after the Closing Date, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction; provided that no Lender shall be entitled to receive additional amounts with respect to any period prior to six months prior to making such demand.
     3.05 Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
     (a) any continuation, conversion, payment or prepayment of any Eurodollar Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
     (b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurodollar Rate Loan on the date or in the amount notified by the Borrower; or
     (c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.15;
including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.
For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.
     3.06 Matters Applicable to all Requests for Compensation.
     (a) A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.
     (b) Upon any Lender’s making a claim for compensation under Section 3.04 or if the Borrower is required to pay amounts to any Lender under Section 3.01 as a result of any Taxes or Other Taxes, in each case the Borrower may replace such Lender in accordance with Section 10.15.

     3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.
ARTICLE IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
     4.01 Conditions of Initial Borrowing. The obligation of each Lender to make its initial Loan hereunder is subject to satisfaction of the following conditions precedent:
     (a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Borrower, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent, Arrangers and their respective legal counsel:
     (i) executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;
     (ii) if requested by any Lender at least two Business Days before the Closing Date, a Note executed by the Borrower in favor of each Lender so requesting a Note;
     (iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers or the corporate secretary or assistant secretary of the Borrower as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which the Borrower is a party;
     (iv) each of the following documents:
     (A) the articles or certificate of incorporation and the bylaws of the Borrower as in effect on the Closing Date, certified by the Secretary or Assistant Secretary of the Borrower as of the Closing Date; and
     (B) a good standing and tax good standing certificate for the Borrower from the applicable Secretary of State (or similar, applicable Governmental Authority) of the States of Delaware and California dated as of a recent date;
     (v) favorable opinions, addressed to the Administrative Agent and the Lenders, of Laureen E. Seeger, Executive Vice President and General Counsel of the Borrower, as to the matters set forth in Exhibit C and such other matters as the Administrative Agent may reasonably request;
     (vi) a fully executed or conformed copy of each Related Agreement and any material documents executed in connection therewith, and each Related Agreement shall be in full force and effect and no provision thereof shall have been modified or waived in any respect reasonably determined by Administrative Agent to be materially adverse to the Lenders, in each case without the consent of the Administrative Agent;
     (vii) a certificate signed by a Responsible Officer of the Borrower:
     (A) certifying that:
(1) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of such date, as though made on and as of such date;
(2) no Default or Event of Default exists or would result from the initial Borrowing;
(3) there has occurred since December 31, 2005, no event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect;
(4) each of the conditions in this Section 4.01 have been satisfied on the part of the Borrower as of the Closing Date; and
(5) the Borrower will consummate the Merger in accordance with the Merger Agreement concurrently with the making of the initial Loans and, in connection with such consummation, all material conditions to the Merger set forth in the Merger Agreement shall have been satisfied or the fulfillment of any such material conditions shall have been waived with the written consent of Administrative Agent; and
     (B) designating the Closing Date; and
     (C) indicating the Debt Ratings; and
     (viii) such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Required Lenders reasonably may require.
     (b) Any fees required by the Loan Documents to be paid to the Administrative Agent, the Arrangers or any Lender on or before the Closing Date shall have been paid.
     (c) Unless waived by the Administrative Agent, the Borrower shall have paid all Attorney Costs of the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).
     (d) Since December 31, 2005, no change, occurrence or development shall have occurred or become known to the Administrative Agent that could, in the opinion of the

Administrative Agent, have a material adverse effect on (a) the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower, Per-Se and their respective subsidiaries taken as a whole or (b) a material adverse effect upon the potential legality, validity, binding effect or enforceability against the Borrower of any of the Loan Documents or upon the Borrower’s potential ability to perform its obligations under any Loan Documents.
     (e) The representations and warranties of the Borrower contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of the initial Borrowing, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.
     (f) No Default shall exist, or would result from the initial Borrowing.
     (g) The Administrative Agent shall have received a Loan Notice in accordance with the requirements hereof.
     (h) The Closing Date shall have occurred on or before February 23, 2007.
     Without limiting the generality of the provisions of Section 9.05, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES
     The Borrower represents and warrants to the Administrative Agent and each Lender that:
     5.01 Corporate Existence and Power. The Borrower, Per-Se and each of their respective Subsidiaries:
     (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization;
     (b) has the power and authority and all required governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under the Loan Documents and Related Documents to which it is a party;
     (c) is duly qualified and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license; and
     (d) is in compliance with all Requirements of Law;

except, (i) with respect to Subsidiaries of the Borrower other than Material Subsidiaries, to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (ii) with respect to the Borrower, Per-Se and their respective Material Subsidiaries (A) in each case referred to in clause (c) or clause (d), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect and (B) in each case referred to in clause (d), the Disclosed Matters.
     5.02 Corporate Authorization; No Contravention. The execution, delivery and performance by the Borrower of this Agreement and each other Loan Document and Related Document to which it is party, the execution, delivery and performance by Per-Se and Merger Sub of each Related Document to which they are party and any Borrowing as of the date of such Borrowing have been duly authorized by all necessary corporate action, and do not and will not:
     (a) contravene the terms of the Organization Documents of the Borrower, Per-Se or Merger Sub, as the case may be;
     (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which the Borrower is a party or any order, injunction, writ or decree of any Governmental Authority to which the Borrower or its property is subject;
     (c) conflict with or result in any breach or contravention of any document evidencing any Contractual Obligation to which Per-Se or Merger Sub is a party or any order, injunction, writ or decree of any Governmental Authority to which Per-Se or Merger Sub or either of their property is subject, except, in each case to the extent such conflict or breach could not reasonably be expected to have a Material Adverse Effect or a material adverse effect on the consummation and effectiveness of the Merger; or
     (d) violate any Requirement of Law, except with respect to any such violation resulting from the execution, delivery and performance by Per-Se and Merger Sub of each Related Agreement to which they are a party to the extent any such violation could not reasonably be expected to have a Material Adverse Effect or a material adverse effect on the consummation and effectiveness of the Merger.
     5.03 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower, Per-Se or Merger Sub of the Agreement, any other Loan Document or the Related Agreements.
     5.04 Binding Effect. This Agreement, each other Loan Document to which the Borrower is a party and the Related Agreements to which the Borrower is a party constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability. Each of the Related Agreements to which Merger Sub and Per-Se are a party constitute the legal, valid and binding obligations of Merger

Sub or Per-Se, as the case may be, enforceable against Merger Sub or Per-Se, as the case may be, in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.
     5.05 Litigation.
     Except for the Disclosed Matters, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Borrower, Per-Se, any of their respective Subsidiaries, or any of their respective properties which:
     (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or
     (b) if determined adversely to the Borrower, Per-Se or their respective Subsidiaries, would reasonably be expected to have a Material Adverse Effect as of the Closing Date. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.
     5.06 No Default. No Default or Event of Default exists or would result from the incurring of any Obligations by the Borrower. As of the Closing Date, none of the Borrower, Per-Se or their respective Subsidiaries is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect as of the Closing Date, or that would, if such default had occurred after the Closing Date, create an Event of Default under Section 8.01(e).
     5.07 Use of Proceeds; Margin Regulations. The proceeds of the Loans are to be used solely for the purposes set forth in Section 6.10. None of the Borrower, Per-Se or their respective Subsidiaries is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.
     5.08 Financial Condition. (a) The (i) Audited Financial Statements and (ii) unaudited consolidated financial statements of the Borrower and its Subsidiaries dated September 30, 2006, and the related consolidated statements of operations, shareholders’ equity and cash flows for the three months ended on that date:
     (A) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, subject in the case of the unaudited statements to ordinary, good faith year end audit adjustments;
     (B) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and results of operations for the period covered thereby; and

     (C) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the date thereof required to be shown in accordance with GAAP.
     (b) The (i) audited consolidated balance sheet of Per-Se and its Subsidiaries for the fiscal year ended December 31, 2005, and the related consolidated statements of operations, shareholders’ equity and cash flows for such fiscal year of Per-Se and its Subsidiaries, including the notes thereto and (ii) unaudited consolidated financial statements of Per-Se and its Subsidiaries dated September 30, 2006, and the related consolidated statements of operations, shareholders’ equity and cash flows for the three months ended on that date:
     (A) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, subject in the case of the unaudited statements to ordinary, good faith year end audit adjustments;
     (B) fairly present the financial condition of Per-Se and its Subsidiaries as of the date thereof and results of operations for the period covered thereby; and
     (C) show all material indebtedness and other liabilities, direct or contingent, of Per-Se and its consolidated Subsidiaries as of the date thereof required to be shown in accordance with GAAP;
except to the extent any failure to comply with the immediately preceding subclauses (A), (B) and (C) could not reasonably be expected to have a Material Adverse Effect (after giving effect to the Merger).
     (c) As of the Closing Date, since December 31, 2005, there has been no Material Adverse Effect.
     5.09 Regulated Entities. None of the Borrower, any Person controlling the Borrower, any Subsidiary of the Borrower or Per-Se, is an “investment company” within the meaning of the Investment Company Act of 1940. The Borrower is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other federal, state or other statute or regulation limiting its ability to incur Indebtedness.
     5.10 No Burdensome Restrictions. None of the Borrower, any Subsidiary of the Borrower or Per-Se is a party to or bound by any Contractual Obligation, or subject to any restriction in any Organization Document, or any Requirement of Law, which could reasonably be expected to have a Material Adverse Effect.
     5.11 Subsidiaries and Certain Liens as of the Closing Date. As of the Closing Date, the Borrower has no Subsidiaries other than those listed in part (a) of Schedule 5.11 hereto. As of the Closing Date, part (b) of Schedule 5.11 describes all outstanding Indebtedness of the Borrower, Per-Se and their respective Subsidiaries for borrowed money in excess of $25,000,000 that is secured by a Lien existing on property of the Borrower, Per-Se or their respective Subsidiaries.

     5.12 Disclosed Matters. As of the Closing Date, based on information available to the Borrower on the Closing Date, it is unlikely that, prior to the Maturity Date, any actions, suits, proceedings or governmental investigations, pending or threatened, comprising or resulting from the Disclosed Matters would materially and adversely affect the ability of the Borrower to perform its obligations under any Loan Document.
     5.13 Related Agreements. The Borrower has delivered to the Lenders complete and correct copies of each Related Agreement and of all exhibits and schedules thereto.
ARTICLE VI.
AFFIRMATIVE COVENANTS
     So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than Obligations under Section 10.04(b) that remain contingent after termination of the Commitments and payment of all other Obligations) hereunder shall remain unpaid or unsatisfied, unless the Required Lenders waive compliance in writing:
     6.01 Financial Statements. The Borrower shall deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent and the Required Lenders:
     (a) as soon as available, but in any event within 70 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Deloitte & Touche LLP or another nationally-recognized independent certified public accountant, which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and
     (b) as soon as available, but in any event within 55 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, beginning with the fiscal quarter ending December 31, 2006, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.
As to any information contained in materials furnished pursuant to Section 6.02(b), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Sections 6.01(a) and (b) at the times specified therein.

     6.02 Certificates; Other Information. The Borrower shall deliver to the Administrative Agent:
     (a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) (but in the case of 6.01(b) beginning with the financial statements to be delivered in respect of the fiscal quarter ending June 30, 2007), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;
     (b) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto; and
     (c) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.
     Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (a) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (b) on which such documents are posted on the Borrower’s behalf on IntraLinks or another similar electronic system (a “Platform”), if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon request of the Administrative Agent or any Lender, the Borrower shall deliver to such Person paper copies of such documents and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(a) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
     The Borrower hereby acknowledges that (a) the Administrative Agent may make available to the Lenders materials and/or information provided by or on behalf of the Borrower under Sections 6.01(a), 6.01(b), 6.02(a) and 6.02(b) (and any other such materials and/or information to the extent the Borrower has previously consented in writing) (collectively, “Borrower Materials”) by posting the Borrower Materials on a Platform and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-

public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (a) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (b) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat the Borrower Materials as publicly available information with respect to the Borrower or its securities for purposes of United States federal and state securities laws; (c) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of a Platform designated “Public Investor”; and (d) the Administrative Agent shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of a Platform not designated “Public Investor”.
     6.03 Notices. The Borrower shall promptly notify the Administrative Agent and each Lender:
     (a) of the occurrence of any Default;
     (b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;
     (c) promptly upon any Responsible Officer of the Borrower obtaining knowledge thereof of (i) the institution of, or non-frivolous threat of, any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration against or affecting the Borrower or any of its Subsidiaries or any property of the Borrower or any of its Subsidiaries (collectively “Proceedings”) not previously disclosed in writing by the Borrower to the Lenders or (ii) any material development in any Proceeding that, in the case of clause (i) or (ii) above, (A) if adversely determined, has a reasonable possibility of giving rise to a Material Adverse Effect; or (B) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, together with such other information as may be reasonably available to the Borrower that the Administrative Agent requests to enable the Administrative Agent and the Lenders to evaluate such matters.
     (d) of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary;
     (e) of any announcement by Moody’s, S&P or Fitch of any change or possible change in a Debt Rating; and
     (f) of (i) the occurrence of any ERISA Event with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower or any of its Subsidiaries in an aggregate amount in excess of $15,000,000 during the term of this Agreement, or (ii) the existence of an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), which exceeds 3% of Net Worth.

     Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
     6.04 Preservation of Existence, Etc. The Borrower shall, and shall cause each of its Material Subsidiaries to, (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.02 and (b) take all reasonable action to maintain all governmental rights, privileges, permits, licenses and franchises necessary in the normal conduct of its business, except in connection with transactions permitted by Section 7.02 and except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
     6.05 Maintenance of Insurance. The Borrower shall, and shall cause its Material Subsidiaries to, maintain with financially sound and reputable insurance companies, insurance (including self-insurance) with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as the Borrower reasonably deems prudent from time to time.
     6.06 Payment of Taxes. The Borrower shall, and shall cause its Material Subsidiaries to, pay and discharge as the same shall become due and payable, all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets (other than obligations that a Responsible Officer is not aware of or are of a nominal amount), unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary.
     6.07 Compliance with Laws. The Borrower shall, and shall cause its respective Material Subsidiaries to, comply in all material respects with the Requirements of Law applicable to it or to its business, except in such instances in which (a) a Requirement of Law is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
     6.08 Books and Records. The Borrower shall, and shall cause its Material Subsidiaries to, maintain in all material respects proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower and such Subsidiary, as the case may be.
     6.09 Inspection Rights. The Borrower shall, and shall its Material Subsidiaries to, permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the

Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the reasonable expense of the Borrower at any time during normal business hours and without advance notice.
     6.10 Use of Proceeds. The Borrower shall apply the proceeds of the Borrowings to fund the Acquisition Financing Requirements.
ARTICLE VII.
NEGATIVE COVENANTS
     So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than Obligations under Section 10.04(b) that remain contingent after termination of the Commitments and payment of all other Obligations) hereunder shall remain unpaid or unsatisfied, unless the Required Lenders waive compliance in writing:
     7.01 Liens. The Borrower shall not, and shall not suffer or permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):
     (a) any Lien existing on property of the Borrower or any Subsidiary on the Closing Date securing Indebtedness outstanding on such date;
     (b) any Lien created under any Loan Document;
     (c) Liens for taxes, fees, assessments or other governmental charges not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
     (d) carriers’, warehousemen’s, mechanics’, materialmen’s, landlords’, repairmen’s or other like Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty;
     (e) pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;
     (f) Liens on the property of the Borrower or any Subsidiary securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, (ii) contingent obligations on surety and appeal bonds, and (iii) other non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business, provided all such Liens in the aggregate would not (even if enforced) cause a Material Adverse Effect;

     (g) easements, rights-of-way, restrictions and other similar encumbrances which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
     (h) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Borrower in excess of those set forth by regulations promulgated by the FRB, and (ii) such deposit account is not intended by the Borrower or any Subsidiary to provide collateral to the depository institution; and
     (i) any other Liens (other than any Lien imposed by ERISA or any Lien for taxes, fees, assessments or other governmental charges that is not expressly permitted under Section 7.01(c));
provided that the aggregate amount of all Permitted Liens shall not exceed at any time 25% of Net Worth.
     7.02 Consolidations and Mergers. The Borrower shall not, and shall not suffer or permit any of its Material Subsidiaries to, directly or indirectly, liquidate, dissolve, merge, amalgamate, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except:
     (a) any Subsidiary may merge with the Borrower, provided that the Borrower shall be the continuing or surviving corporation, or with any one or more Subsidiaries, provided that if any transaction shall be between a Subsidiary and a Wholly-Owned Subsidiary, the Wholly-Owned Subsidiary shall be the continuing or surviving corporation;
     (b) any of the Borrower’s Subsidiaries may amalgamate with any one or more of the Borrower’s Subsidiaries;
     (c) any Subsidiary may sell, transfer or exchange all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or a Wholly-Owned Subsidiary of the Borrower;
     (d) the Borrower may merge with another Person provided that the Borrower shall be the continuing or surviving corporation and no Default or Event of Default is in effect immediately prior to or on the date of or would result from such merger; and
     (e) the Merger may occur in accordance with the terms and conditions of the Merger Agreement.
     7.03 Use of Proceeds. The Borrower shall not, and shall not suffer or permit any of its Subsidiaries to, use any Borrowing, directly or indirectly, (a) to purchase or carry Margin Stock, (b) to repay or otherwise refinance indebtedness of the Borrower or others incurred to purchase or carry Margin Stock, (c) to extend credit for the purpose of purchasing or carrying any Margin Stock, or (d) to acquire any security in any transaction that is subject to Section 13 or 14 of the Securities Exchange Act of 1934.
     7.04 Maximum Debt to Capitalization Ratio. The Borrower shall not permit the ratio of Total Debt to Total Capitalization as at the last day of any calendar month to exceed 0.565 to 1.00.
     7.05 Swap Contracts. The Borrower shall, and shall cause each of its Subsidiaries to, enter into Swap Contracts only in the ordinary course of business and not for any purpose other than for hedging an underlying agreement.
ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES
     8.01 Events of Default. Any of the following shall constitute an Event of Default:
     (a) Non-Payment. The Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or (ii) within five days after the same becomes due, any interest on any Loan or any facility, utilization or other fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or
     (b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.04(a) or Article VII; or
     (c) Other Defaults. The Borrower fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b)) contained in any Loan Document on its part to be performed or observed and such failure continues for 20 days after the earlier of (i) in the case of any provision in Article VI, the date upon which a Responsible Officer knew of such failure or (ii) the date upon which written notice thereof is given to the Borrower by the Administrative Agent or any Lenders; or
     (d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or
     (e) Cross-Default. (i) The Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $25,000,000 and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure, or (B) fails to observe or perform any other agreement or condition relating to any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $25,000,000 or contained in any instrument or agreement evidencing, securing or relating thereto, and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than $25,000,000; or
     (f) Insolvency; Voluntary Proceedings. The Borrower or any Material Subsidiary (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or
     (g) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against the Borrower or any Material Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Borrower’s or any Material Subsidiary’s properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within sixty (60) days after commencement, filing or levy; (ii) the Borrower or any Material Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) the Borrower or any Material Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or
     (h) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower or any of its Subsidiaries in an aggregate amount in excess of $25,000,000 during the term of this Agreement, or (ii) there shall exist an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), which exceeds 5% of Net Worth; or
     (i) Invalidity of Loan Documents or Related Documents; Effectiveness of Merger. Any Loan Document or Related Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or, with respect to the Loan Documents, satisfaction in full of all the Obligations, ceases to be in full force and effect; the Borrower, Per-Se or Merger Sub contests in any manner the validity or enforceability of any provision of any Loan Document or Related Document; or the Borrower, Per-Se or Merger Sub denies that it has any or further liability or obligation under any Loan Document or Related Document, or purports to revoke, terminate or rescind any provision of any Loan Document or Related Document; or the Merger is rescinded or otherwise ceases to be effective as contemplated under the terms of the Related Agreements.
     8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
     (a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligations shall be terminated;
     (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and
     (c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, except in the case of Section 8.01(g)(i), in which case upon the expiration of the 60-day period mentioned therein if the curative action mentioned in such clause is not taken, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.
     8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans and other Obligations have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:
     First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
     Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

     Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;
     Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and
     Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
ARTICLE IX.
ADMINISTRATIVE AGENT
     9.01 Appointment and Authority.
     (a) Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.
     (b) Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
     9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Persons were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

     9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
     (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
     (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and
     (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
     The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be deemed to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.
     The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
     9.04 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any

such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
     9.05 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

     9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
     9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the book managers or Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder. Without limiting the foregoing, none of the Lenders or other Persons so listed shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so listed in deciding to enter into this Agreement or in taking or not taking action hereunder.
     9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.06 and 10.04) allowed in such judicial proceeding; and
     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.06 and 10.04.
     Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization,

arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
ARTICLE X.
MISCELLANEOUS
     10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
     (a) waive any condition set forth in Section 4.01(a) (other than any condition pursuant to Section 4.01(a)(viii)) without the written consent of each Lender;
     (b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;
     (c) postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
     (d) reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;
     (e) change Section 2.10 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender; or
     (f) change any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;
and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (ii) Section 10.06(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, only in a writing executed by the parties thereto.

     10.02 Notices and Other Communications; Facsimile Copies.
     (a) General. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for hereunder shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
     (i) if to the Borrower or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
     (ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.
     Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
     (b) Electronic Communications. All notices hereunder to the Borrower shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier (or, to the extent permitted hereunder to be given by telephone, immediately confirmed in a writing so delivered, mailed or sent). Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
     Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

     (c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
     (d) Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, facsimile number, electronic mail address or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile number, electronic mail address or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent.
     (e) Reliance by Administrative Agent and Lenders. The Administrative Agent and Lender shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower which the Administrative Agent or Lender believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
     10.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

     10.04 Expenses; Indemnity; Damage Waiver.
     (a) Costs and Expenses. The Borrower agrees (i) to pay or reimburse the Administrative Agent and each Arranger for all costs and expenses incurred in connection with the syndication of the credit facilities provided for herein, the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs and (ii) to pay or reimburse the Administrative Agent, each Arranger and each Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent or any Lender. All amounts due under this Section 10.04 shall be payable within 20 Business Days after demand therefor.
     (b) Indemnification by the Borrower. Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless the Administrative Agent (and any sub-agent thereof), each Arranger, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (i) the execution, delivery, enforcement, performance or administration of any Loan Document or Related Agreement or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (ii) any Commitment or Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (B) result from non-tort claims by the Borrower against such Indemnitee that are successful on the merits as determined by a court of competent jurisdiction by final and nonappealable judgment.

     (c) Reimbursement by Lenders. To the extent that the Borrower for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of the Administrative Agent, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of the Administrative Agent acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.09(d).
     (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and the Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
     (e) Payments. All amounts due under this Section shall be payable not later than 20 Business Days after demand therefor.
     (f) The agreements in this Section 10.04 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
     10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

     10.06 Successors and Assigns.
     (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Sections 10.06(f) and (i), or (iv) to an SPC in accordance with the provisions of Section 10.06(h) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.06(d) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned; (iii) any assignment of a Loan must be approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed) unless the Person that is the proposed assignee is itself a Lender, an Affiliate of a Lender or an Approved Fund (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption and (except in the case of an assignment by a Lender to its Affiliate) a processing and recordation fee of $3,500, provided, however, that the Administrative Agent may in its sole discretion elect to waive such processing and recordation fee in the case of any assignment, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.06(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and

Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.06(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).
     (c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the Administrative Agent a copy of the Register.
     (d) Any Lender may at any time, without the consent of, or notice to, the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) unless a Default or Event of Default has occurred and is continuing, the Borrower shall have approved the sale of participations to such Person (such approval not to be unreasonably withheld or delayed); (ii) such Lender’s obligations under this Agreement shall remain unchanged; (iii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iv) the Borrower, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. Subject to Section 10.06(e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.10 as though it were a Lender.

     (e) A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 10.14 as though it were a Lender.
     (f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     (g) As used herein, the following terms have the following meanings:
     “Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, and (ii) unless a Default or an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
     (h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.09(b)(ii); provided further that no such grant to an SPC shall impose Taxes or Other Taxes on the Borrower. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.
     (i) Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities, provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.06, (a) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (b) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise. For purposes of this Section 10.06(i), “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     (j) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     10.07 Treatment of Certain Information; Confidentiality.
     Each of the Administrative Agent and the Lenders agrees to maintain and to cause its Affiliates (including any Related Parties) to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) to the extent reasonably required in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this

Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower; provided, however, that to the extent permitted by applicable law or regulation, each of the Administrative Agent and Lenders agrees to notify the Borrower prior to (if reasonably practicable) or concurrently with its disclosure of such information to any third party pursuant to clauses (b), (c) and (f). In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and public information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Borrowings.
     For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including federal and state securities Laws.
     10.08 Set-off. In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the Borrower against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

     10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
     10.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     10.11 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.
     10.12 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.
     10.13 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     10.14 Tax Forms. (a) (i) Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Foreign Lender”) shall deliver to the Administrative Agent, prior to receipt of any payment subject to withholding under the Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement) or such other evidence satisfactory to the Borrower and the Administrative Agent that such Foreign Lender is entitled to an exemption from, or reduction of, U.S. withholding tax, including any exemption pursuant to Section 881(c) of the Code. Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Borrower and the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement, (B) promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that the Borrower make any deduction or withholding for taxes from amounts payable to such Foreign Lender.
     (ii) Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender), shall deliver to the Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Administrative Agent (in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to U.S. withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.
     (iii) The Borrower shall not be required to pay any additional amount to any Foreign Lender under Section 3.01 (A) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender transmits with an IRS Form W-8IMY pursuant to this Section 10.14(a) or (B) if such Lender shall have failed to satisfy the foregoing provisions of this Section 10.14(a); provided that if such Lender shall have satisfied the requirement of this Section 10.14(a)

on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this Section 10.14(a) shall relieve the Borrower of its obligation to pay any amounts pursuant to Section 3.01 in the event that, as a result of any subsequent change in any applicable law, treaty or governmental rule, regulation or order, or any subsequent change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate.
     (iv) The Administrative Agent may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Loan Documents with respect to which the Borrower is not required to pay additional amounts under this Section 10.14(a).
     (b) Upon the request of the Administrative Agent, each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Administrative Agent two duly signed completed copies of IRS Form W-9. If such Lender fails to deliver such forms, then the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction.
     (c) If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section 10.14, and costs and expenses (including Attorney Costs) of the Administrative Agent. The obligation of the Lenders under this Section 10.14 shall survive the termination of the Aggregate Commitments, repayment of all other Obligations hereunder and the resignation of the Administrative Agent.
     10.15 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
     (a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

     (b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
     (c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and
     (d) such assignment does not conflict with applicable Laws.
     A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
      10.16 Governing Law.
     (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.
     (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.
     10.17 Waiver of Right to Trial by Jury. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT

OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     10.18 California Judicial Reference. If any action or proceeding is filed in a court of the State of California by or against any party hereto in connection with any of the transactions contemplated by this Agreement or any other Loan Document, (a) the court shall, and is hereby directed to, make a general reference pursuant to California Code of Civil Procedure Section 638 to a referee (who shall be a single active or retired judge) to hear and determine all of the issues in such action or proceeding (whether of fact or of law) and to report a statement of decision, provided that at the option of any party to such proceeding, any such issues pertaining to a “provisional remedy” as defined in California Code of Civil Procedure Section 1281.8 shall be heard and determined by the court, and (b) without limiting the generality of Section 10.04 (but subject to the proviso to Section 10.04(b)), as between any Indemnitee and the Borrower, the Borrower shall be solely responsible to pay all fees and expenses of any referee appointed in such action or proceeding.
     10.19 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (b) in connection with the process leading to such transaction, the Administrative Agent and the Arrangers each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (c) neither the Administrative Agent nor either of the Arrangers has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or either of the Arrangers has advised or is currently advising the Borrower or any of its Affiliates on other matters) and neither the Administrative Agent nor either of the Arrangers has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (d) the Administrative Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor either of the Arrangers has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (e) the Administrative Agent and the Arrangers have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty.
     10.20 USA Patriot Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

MCKESSON CORPORATION
By:	/s/ Nicholas A. Loiacono
	Name:	Nicholas A. Loiacono
	Title:	Vice President and Treasurer

BANK OF AMERICA, N.A., as Administrative Agent
By:	/s/ Kevin L. Ahart
	Name:	Kevin L. Ahart
	Title:	Assistant Vice President

BANK OF AMERICA, N.A., as a Lender
By:	/s/ Richard C. Hardison
	Name:	Richard C. Hardison
	Title:	Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION, as a Lender
By:	/s/ Glenn Edwards
	Name:	Glenn Edwards
	Title:	Managing Director

SCHEDULE 2.01
COMMITMENTS, PRO RATA SHARES
AND AFFILIATE BANKS

Lender	Commitment	Pro Rata Share
Bank of America, N.A.	$900,000,000.00	50.000000000%
Wachovia Bank, National Association	$900,000,000.00	50.000000000%
Totals:	$1,800,000,000.00	100.000000000%

Schedule 2.01—1

SCHEDULE 5.11
SUBSIDIARIES AND INDEBTEDNESS SECURED BY LIENS
Part (a) — Subsidiaries
See attached list of Subsidiaries.
Part (b) — Indebtedness in excess of $25,000,000 secured by Liens
None.

Schedule 5.11 — 1

McKesson Corporation, a Delaware corporation
Its Subsidiaries and Affiliates
Beldere Corporation*
•	S.K.U., Inc. (50%)**
California Golden State Finance Company
•	CGSF Funding Corporation
City Properties, S.A. (20%)*
Crocker Plaza Company
D & K Healthcare Resources LLC
•	D & K Pharmacy Solutions, Inc.

•	Diversified Healthcare, LLC

•	Jaron, Inc.

•	Jewett Drug LLC

•	Medical & Vaccine Products, Inc.

•	VC Services, Inc.

•	Walsh Healthcare Solutions LLC
•	myhca, inc.

•	Walsh Distribution, L.L.C.
Foremost de Venezuela, S.A. (39.69%)*
Foremost Iran Corporation*
Foremost Shir, Inc.*
Foremost Tehran, Inc.*
Golden State Insurance Company Limited
Goodman Manufacturing Company*
Health Mart Systems, Inc.
Intercal, Inc. (15%)*
KWS & P, Inc.
KWS & P / SFA, Inc.
MCK Acquisition Corp.
McKesson Asia-Pacific Pty Limited
•	McKesson New Zealand Limited
McKesson Automation Inc.
McKesson Automation Systems Inc.
•	SI/Baker, Inc.
McKesson Capital Funding Corporation
McKesson Capital LLC
McKesson Development Corp.
McKesson Information Solutions LLC
•	HBO & Company (VI), Inc.

•	HBOC Medical Ltd.

•	McKesson Health Solutions Holdings LLC
•	McKesson Health Solutions LLC
•	Access Health UK Ltd.

•	McKesson Health Solutions Texas Inc.
•	McKesson Information Solutions Holdings V S.a.r.l.
•	McKesson Information Solutions Holdings France S.à.r.l.
•	McKesson Information Solutions France SAS
•	McKesson Paris SAS
•	McKesson Information Solutions Holdings Limited
•	A.L.I. Holdings LLC

•	Medical Imaging SRL
•	A.L.I. Technologies (International) LLC***
•	McKesson International LLC
•	McKesson Information Solutions Holdings I SRL***
•	McKesson Information Solutions SRL***
•	McKesson Information Solutions Finance S.à.r.l.
•	McKesson Information Solutions Capital S.à.r.l.
•	McKesson Information Solutions Holdings S.à.r.l.
•	McKesson Information Solutions Holdings II S.à.r.l.
•	McKesson International Nova Scotia ULC
•	McKesson Medical Imaging Company
•	McKesson Information Solutions Holdings III S.à.r.l.
•	McKesson Health Solutions Canada Company
•	McKesson Information Solutions Holdings IV S.à.r.l.
•	McKesson Information Solutions Canada Company
•	A.L.I. Technologies (Deutschland) GmbH
•	McKesson Information Solutions Ireland Limited
•	McKesson Information Solutions Netherlands B.V.
•	McKesson Nederland B.V.
•	McKesson Information Solutions UK Limited
•	McKesson Information Solutions Sweden AB
•	Medcon Ltd.

•	Medcon UK Limited
•	McKesson Services LLC
•	A.L.I. Imaging Systems Corp.

*	Inactive

**	In bankruptcy

***	Part-owned by more than one McKesson Corporation entity

****	1% owned by McKesson Specialty Corporation
1/19/07

McKesson Corporation, a Delaware corporation
Its Subsidiaries and Affiliates
McKesson International Holdings Limited
•	McKesson Health Solutions Puerto Rico Inc.

•	McKesson Financial Holdings Limited
•	McKesson International Ireland Limited

•	McKesson Financial Holdings II Limited
•	McKesson (International) (Gibraltar) Limited

•	McKesson International Holdings LLC
•	McKesson International Holdings SRL***

•	McKesson International SRL***
•	McKesson International Finance S.à.r.l.
•	McKesson International Capital S.à.r.l.

•	McKesson International Holdings S.à.r.l.
•	McKesson International Holdings II S.à.r.l.
•	McKesson Funding Company of Canada
•	McKesson International Holdings III S.à.r.l.
•	McKesson Finance Company of Canada
•	McKesson Canada Corporation***
•	3071046 Nova Scotia Company

•	3087601 Nova Scotia Company

•	Clinique Santé Corporation

•	McKesson Canada Support Services Corporation

•	McKesson Logistics Solutions LLC***
•	McKesson Logistics Solutions LP***
•	McKesson International Holdings IV S.à.r.l

•	A.L.I. Technologies (Europe) B.V.
•	McKesson International Netherlands II BV

•	McKesson International Netherlands BV
•	NADRO, S.A. de C.V. (22.67%)

•	NADRO Services, S. de R.L. de C.V.
•	McKesson International Holdings V S.à.r.l
•	McKesson Automation Canada Corporation
•	McKesson International Holdings VI S.à.r.l
•	Zee Medical Canada Corporation
•	McKesson International Holdings VII S.à.r.l
•	McKesson Specialty Prescription Services Corporation

•	McKesson Specialty Prescription Services (B.C.) Corporation

•	McKesson Medication Management Puerto Rico Inc

•	McKesson Medication Management Virgin Islands Inc
McKesson Medical-Surgical Holdings Inc.
•	McKesson Medical-Surgical Inc.
•	McKesson Medical-Surgical FDT Inc.

•	McKesson Medical-Surgical Global Sourcing LLC

•	Moore Medical LLC
•	Podiatry Online, Inc.
•	Sterling Medical Services, LLC

•	Titus Home Health Care LLC
McKesson Medical-Surgical Maine Inc.
McKesson Medical-Surgical Minnesota Inc.
•	McKesson Medical-Surgical MediMart Inc.

•	McKesson Medical-Surgical MediNet Inc.

•	McKesson Medical-Surgical Minnesota Supply Inc.

•	MSA Products LLC
McKesson Medication Management LLC
•	Purchasing Alliance for Clinical Therapeutics, LLC
McKesson Property Company, Inc.
•	DC Land Company

•	DCAZ Land Company

•	Foremost Homes Hawaii, Ltd.

•	HF Land Company
McKesson Purchasing Company LLC
McKesson Specialty Arizona Inc.
McKesson Specialty Corporation
McKesson Specialty Distribution LLC
McKesson Specialty Holdings LLC
•	National Oncology Alliance, Inc.
McKesson Specialty Pharmaceuticals LLC (99%)****
McKesson Trading Company
McKesson Transportation Systems, Inc.
N.V. Medicopharma (10%)**
Northstar Healthcare Holdings Limited
•	Northstar Healthcare Limited
Northstar Rx LLC
Strategic Health Alliance Management Corp.
•	Strategic Health Alliance II, Inc.
Zee Medical, Inc.
•	CPG Industries, Inc.

*	Inactive

**	In bankruptcy

***	Part-owned by more than one McKesson Corporation entity

****	1% owned by McKesson Specialty Corporation
1/19/07

2

SCHEDULE 10.02
ADMINISTRATIVE AGENT’S OFFICE,
CERTAIN ADDRESSES FOR NOTICES
COMPANY:
McKesson Corporation
One Post Street
San Francisco, CA 94104-5296
U.S.A.
Attention: Nicholas A. Loiacono, Vice President and Treasurer
Telephone: (415) 983-9339
Facsimile: (415) 983-8826
Electronic mail: nicholas.loiacono@mckesson.com
Website address: www.mckesson.com
ADMINISTRATIVE AGENT:
Administrative Agent’s Contact for Payments and Requests for Borrowings:
Bank of America, N.A.
101 N. Tryon Street
Mail Code: NC1-001-04-39
Charlotte, NC 28255-0001
Attention: Monika Patel
Telephone: (704) 386-5094
Facsimile: (704) 409-0157
Electronic Mail: monika.patel@bankofamerica.com
Bank of America, N.A.
New York, NY
Account No.: 1366212250600
Ref: McKesson Corp
ABA# 026009593
Attn: Credit Services
Other Notices as Administrative Agent:
Bank of America, N.A.
Agency Management
1455 Market Street
Mail Code: CA5-701-05-19
San Francisco, CA 94103
Attention: Kevin Ahart
Telephone: (415) 436-2750
Facsimile: (415) 503-5000
Electronic Mail: kevin.ahart@bankofamerica.com
Schedule 10.02 — 1

EXHIBIT A
FORM OF LOAN NOTICE
Date: ___________, _____
To: Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
     Reference is made to that certain Interim Credit Agreement, dated as of January 26, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among McKesson Corporation, a Delaware corporation, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent.
     The undersigned hereby requests (select one):
     ☐ A Borrowing of Loans                      ☐ A conversion of Loans
     ☐ A continuation of Loans
1.	The Borrower is .

2.	On (a Business Day).

3.	In the amount of $ .

4.	Comprised of [Eurodollar Rate Loans] [Base Rate Loans].

5.	For Eurodollar Rate Loans: with an Interest Period of months.

MCKESSON CORPORATION
By:
Name:
Title:

A-1

EXHIBIT B
FORM OF NOTE

     FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                                          or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under that certain Interim Credit Agreement, dated as of January 26, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent.
     The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.
     This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.
     The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.
     THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

MCKESSON CORPORATION
By:
Name:
Title:

B-1

EXHIBIT C
OPINION MATTERS
     The matters contained in the following Sections of the Agreement should be covered by the legal opinion:
•	Section 5.01(a) and (b)

•	Section 5.02

•	Section 5.03

•	Section 5.04

•	Section 5.05

•	Section 5.07

•	Section 5.09

C-1

EXHIBIT D
FORM OF COMPLIANCE CERTIFICATE
Financial Statement Date:                     ,
To: Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
     Reference is made to that certain Interim Credit Agreement dated as of January 26, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among McKesson Corporation, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent.
     The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                      of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:
[Use following paragraph 1 for fiscal year-end financial statements]
     1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.
[Use following paragraph 1 for fiscal quarter-end financial statements]
     1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.
     2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by the attached financial statements.
     3. A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and
[select one:]

     [to the best knowledge of the undersigned during such fiscal period, the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it.]
—or—
     [the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]
     4. The representations and warranties of the Borrower contained in Article V of the Agreement, or which are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except for purposes of this Compliance Certificate, the representations and warranties contained in Section 5.08(a) of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b) respectively, of Section 6.01 of the Agreement, including the statements in connection with which the Compliance Certificate is delivered.
     5. The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                                                             ,                                         .

MCKESSON CORPORATION
By:
Name:
Title:

For the Quarter/Year ended __________________(“Statement Date”)
SCHEDULE 2
to the Compliance Certificate
($ in 000’s)
Section 7.04:
Maximum Total Debt to
Capitalization Ratio
1.	Total Capitalization

(a) Total Debt	$
(b) Capital stock and additional paid-in-capital	$
(c) Retained earnings (accumulated deficits)	$
(d) Sum of (a), (b) and (c):	$
2.	Ratio of Total Debt (Item 1(a)) to
Total Capitalization (Item 1(d)): ______:_____
3.	Maximum Ratio Permitted under Section 7.04: 0.565:1.00

EXHIBIT E
FORM OF ASSIGNMENT AND ASSUMPTION
     This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the “Assignor”) and the Assignee identified in item 2 below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Interim Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
     For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.
1.	Assignor:

2.	Assignee: [for each Assignee indicate [Affiliate] [Approved Fund] of [identify Lender]]

3.	Borrower: McKesson Corporation

4. Administrative Agent:	Bank of America, N.A., as the administrative agent under the Credit Agreement

5. Credit Agreement:	The Interim Credit Agreement, dated as of January 26, 2007, among McKesson Corporation, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, and the other agents party thereto

6. Assigned Interest:

			Aggregate		Percentage
			Amount of	Amount of	Assigned of
			Commitment	Commitment /Loans	Commitment/
Assignor	Assignee	Facility Assigned	for all Lenders*	Assigned*	Loans[1]	CUSIP Number
		Loans	$	$	%
[7. Trade Date: ___][2]
Effective Date:                     , 20___[ TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
     The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]
By:
Title

*	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[1]	Set forth, to at least 9 decimals, as a percentage of the Commitment of all Lenders thereunder.

[2]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

[Consented to and] Accepted:
BANK OF AMERICA, N.A., as
Administrative Agent

By:
Title:

[Consented to:
McKesson Corporation

By:
Title: ]

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION
INTERIM CREDIT AGREEMENT
DATED AS OF JANUARY 26, 2007
AMONG
MCKESSON CORPORATION, THE LENDERS PARTY THERETO AND BANK OF
AMERICA, N.A., AS ADMINISTRATIVE AGENT
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
     1. Representations and Warranties.
     1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
     1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06(b) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) and Section 10.06(g) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
     2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
     3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of California.